Exhibit 10.34

PALLADIUM CAPITAL GROUP, LLC

January 19, 2023

Cryptyde, Inc.

c/o Mr. Brett Vroman

200 9th Avenue North, Suite 220

Safety Harbor, Florida 34695

Gentlemen:

Reference is made to those certain warrants to purchase shares of Cryptyde, Inc. (“Cryptyde”) common stock, issued May 20, 2022 (the “Warrants”) to Palladium Capital Group, LLC (“PCG”) as consideration for acting as placement agent for Cryptyde in financing transactions. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Warrants.

Pursuant to Section 2(a) of the Warrants, upon a Dilutive Issuance, the exercise price of the Warrants shall be adjusted to the New Issuance Price.

Pursuant to Section 2(c) of the Warrants, upon any adjustment of the Exercise Price pursuant to Section 2(a) of the Warrants, the number of Warrant Shares that may be purchased upon exercise of the Warrants shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

PCG hereby waives any adjustment, pursuant to Section 2(c) of the Warrants, of the number the number of Warrant Shares that may be purchased upon exercise of the Warrants to the extent such adjustments results in a number of Warrant Shares exceeding 12,080,000 Warrant Shares, as may be further adjusted as provided in Section 2 of the Warrants. PCG also waives any right to exercise the Warrants prior to such time as the cash in the Control Account (as defined below) equals or exceeds the outstanding principal amount of the Senior Secured Convertible Note issued to Hudson Bay Master Fund Ltd. (“Hudson Bay”) pursuant to that certain Securities Purchase Agreement dated as of January 26, 2022 by and between the Company and Hudson Bay (the “Note”). “Control Account” has the meaning assigned to it in the Note.

Notwithstanding anything herein or in the Warrants to the contrary, PCG hereby acknowledges and agrees (i) not to deliver one or more Exercise Notice(s) to the Company with respect to more than an aggregate of 8,162,000 Warrant Shares (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof) until March 2, 2023 and (ii) to forfeit Warrants to purchase 3,918,000 Warrant Shares (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof) on March 1, 2023 if the VWAP of the Common Stock on each Trading Day from and after the date hereof until March 1, 2023, inclusive, is greater than $0.22 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof) and there is no circumstance or event that would, with or without the passage of time or the giving of notice, result in a default, breach or Event of Default under any Transaction Document.

Please indicate your agreement to be legally bound by the terms of this letter by your execution of this letter in the space provided for your signature below.

Very truly yours,

PALLADIUM CAPITAL GROUP, LLC

By:	/s/ Mordechai Slovin

Name:	Mordechai Slovin

Title:	Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED BY:

CRYPTYDE, INC.

By:	/s/ Brian McFadden
Name:	Brian McFadden
Title:	Chief Executive Officer

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